CAREVIEW COMMUNICATIONS, INC. DEF 14C

Exhibit 99(a)

FRANCISCO V. AGUILAR Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity:
CAREVIEW COMMUNICATIONS, INC.

Entity or Nevada Business Identification Number (NVID):	NV20071737283

2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional):	Date:	May 13, 2023	Time:	5:00 pm.
(must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Common Stock, par value of $0.001 per share
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

☒ Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*

See attached Exhibit A

7. Withdrawal:	Designation being	Date of
	Withdrawn:	Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)
	X		Date:	April 24, 2023
Signature of Officer

* Attach additional page(s) if necessary	Page 1 of 1
This form must be accompanied by appropriate fees.	Revised: 12/12/2022

Exhibit “A”

6. Resolution: By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate established OR amends the following regarding the voting power, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Item 3 has been amended and replaced in its entirety with the following language:

“3. Shares.

The total number of shares of stock of all classes which the Corporation has the authority to issue is 820,000,000 shares, of which 800,000,000 shall be common stock with a par value of $0.001 per share (“Common Stock”), and 20,000,000 shall be preferred stock with a par value of $0.001 per share (“Preferred Stock”).”